Exhibit 99.1

FOR IMMEDIATE RELEASE

ADM Tronics Closes First Two Tranches of Private Placement and Strengthens Board of Directors

NORTHVALE, N.J., October 30, 2026 – ADM Tronics Unlimited, Inc. (OTCQB: ADMT) (“ADM Tronics” or the “Company”) today announces that on October 27, 2026, it completed an initial $1.3 million closing of a private placement of shares of common stock at a price of $0.10 per share, together with warrants to purchase a number of shares of common stock equal to 50% of the shares purchased. On October 28, 2026, the Company completed a second closing of $250,000 on the same terms, bringing aggregate gross proceeds from the private placement to date to approximately $1.55 million. The Company expects to raise approximately $5.0 million in the private placement, with the remaining amounts expected at one or more subsequent closings, subject to the satisfaction of customary closing conditions.

The Company also announced the appointment of new directors to its Board:

•	Klaus Kleinfeld, former Chairman and CEO of Siemens AG and Alcoa/Arconic, who will serve as Independent Non-Executive Chairman;

•	Greg Wasson, former President and CEO of Walgreens Boots Alliance; and

•	Michael Burychka, former CEO of IP Group plc's North American business.

Andre' DiMino will continue as a director, and ADM Tronics’ existing medical device, chemical, and engineering services businesses will continue under his leadership as CEO. Michael Burychka’s appointment took effect upon the initial closing. The appointments of Klaus Kleinfeld and Greg Wasson will take effect following the expiration of the ten-calendar-day period after the Company’s information statement on Schedule 14F-1 has been both filed with the Securities and Exchange Commission and transmitted to stockholders.

Proceeds from the private placement will be used for working capital, transaction costs, and the development of new businesses in deep technology. The Company expects to provide further information on its plans in the coming months.

“This is a very positive transaction for our shareholders, many of whom have supported ADM Tronics for decades,” said Andre' DiMino. “New investors are buying shares at a premium, and the Company gains new capital, new opportunities and an exceptional Board. I will continue to manage our existing businesses; our customers and employees can count on that.”

“I’ve spent my career leading businesses alongside great teams, and the first thing I look for is people who know how to execute,” said Greg Wasson, Co-Founder of Wasson Enterprise, which acts for the anchor investor group in the private placement. “The leadership and Board coming together bring exactly that. Wasson Enterprise believes in the collective team we’re bringing to this opportunity, and we’re proud to support it.”

“I’m pleased to join the Board and look forward to working with my fellow directors as we develop new opportunities to grow shareholder value,” said Klaus Kleinfeld.

Further details are in the Company's Current Report on Form 8-K, filed today with the Securities and Exchange Commission.

The securities sold and to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About ADM Tronics

ADM Tronics Unlimited, Inc. is a technology-based company with operations in medical electronic devices, water-based chemical formulations, and FDA-registered engineering and contract manufacturing services. Publicly traded since 1978, the Company is based in Northvale, New Jersey. https://admtronics.com

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “expects,” “targets,” “plans,” “intends,” “anticipates,” “will,” and similar expressions identify forward-looking statements. These include statements about the completion, timing, and amount of subsequent closings of the private placement, the board appointments, the use of proceeds, the development of new businesses in deep technology, the planned reorganization and funding of the Company’s existing businesses, the anticipated management transition, the planned reverse stock split, and the Company's future plans. These statements are based on current expectations and involve risks and uncertainties, and actual results may differ materially. Factors that could cause such differences include: the possibility that subsequent closings do not occur, are delayed, or result in aggregate gross proceeds less than the targeted amount; the timing of the Company’s information statement on Schedule 14F-1 and the related board appointments; the Company’s ability to develop new businesses in deep technology; the possibility that conditions to the planned reorganization of the Company’s existing businesses are not satisfied; the exercise by Andre’ DiMino of his rights under the Legacy Rights Agreement relating to the Company’s existing businesses; the timing and completion of the reverse stock split; dilution to existing stockholders from the securities issued in the private placement, including upon exercise of the warrants; the Company’s liquidity, going-concern considerations, and internal control over financial reporting; and market conditions. Additional risks are described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and in its subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update these statements except as required by law.

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